Aebi Schmidt Holding AG Lindbergh-Allee 1 | CH-8152 Glattpark
EXHIBIT 10.24

Henning Schröder [Redacted]	Glattpark, 4 December 2025

Subject: compensation adjustment

Dear Henning,

As discussed and formally approved during the recent Board of Directors meeting on December 2nd, we are pleased to inform your salary adjustment, effective as of January 1st, 2026.

Your new total annual compensation will be CHF 500’000, divided into the following components:

Base salary:     CHF 300’000
Cash bonus:     CHF 125’000
Equity bonus:     CHF 75’000

We sincerely appreciate your continued dedication and commitment to the success of our company.

Best regards,

/s/ Andreas Rickenbacher Andreas Rickenbacher Chairman HR Committee	/s/ Barend Fruithof Barend Fruithof Group CEO